Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Clear Channel Outdoor Holdings, Inc. for the registration of shares of common stock, preferred stock, depositary shares, warrants to purchase equity securities, subscription rights to purchase equity securities, share purchase contracts and share purchase units and to the incorporation by reference therein of our reports dated March 28, 2019, with respect to the carve-out balance sheets of the Outdoor Business of Clear Channel Holdings, Inc. as of December 31, 2018 and 2017, the related carve-out statements of comprehensive income (loss), changes in deficit and cash flows for each of the three years ended December 31, 2018, and the related notes included in the Information Statement/ Prospectus, filed by Clear Channel Holdings, Inc. pursuant to Rule 424(b)(3) on April 2, 2019 (Registration No. 333-228986), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX

July 2, 2019